Exhibit 99.1

Nabriva Therapeutics Reports Fourth Quarter and Year End 2019 Financial Results and
Recent Corporate Highlights

-Prioritizing community opportunity for oral XENLETA given broad reimbursement coverage-

-Reducing balance sheet risk through early paydown of a substantial portion of Hercules loan –

-Pursuing options to provide lefamulin to patients with coronavirus with secondary bacterial infections -

-Conference call today at 4:30 p.m. Eastern Time-

Dublin Ireland, March 12, 2020 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months and year ended December 31, 2019 and recent corporate highlights.

“The approval and launch of XENLETA™ (lefamulin) for the treatment of community-acquired bacterial pneumonia (CABP) in the United States marked a major milestone for Nabriva in 2019,” said Ted Schroeder, Chief Executive Officer of Nabriva Therapeutics. “We are particularly encouraged with the progress we have made with oral XENLETA, where we have achieved formulary addition and managed market reimbursement coverage for approximately 60% of covered lives in the United States. We believe this speaks to healthcare payors’ recognition of the high unmet medical need for a new class of antibiotics with a novel mechanism of action and short course treatment option for the more than 5 million adult patients diagnosed with pneumonia each year.

Our focus in 2020 will be guided by disciplined execution as we prioritize our marketing plans in parallel with thoughtful management of our corporate balance sheet and resources. In light of the strong positioning on managed care formularies, considerable breadth of coverage, and the high unmet medical need, we have made the strategic decision to shift the vast majority of our sales team’s efforts to the community. We have aligned our team’s efforts to the geographies with the greatest managed care coverage, and based on initial results, expect our targeted community outreach will drive new prescription growth and revenue. We remain committed to increasing awareness of XENLETA and preparing for the potential launch of CONTEPO in the hospital setting, recognizing that navigating the formulary review process takes time.”

Mr. Schroeder continued, “The recent coronavirus outbreak is a stark reminder of the global threat and impact infectious diseases can have on society. We continue to monitor the situation closely as patients infected with the coronavirus are at an increased risk for secondary bacterial pneumonia. Nabriva is aggressively pursuing opportunities with the U.S. government as well as with its partner in China to provide lefamulin as a potential treatment option for patients infected with the coronavirus who have suspected or documented secondary bacterial pneumonia.”

Recent Corporate and Development Highlights

•	Nabriva resubmitted the New Drug Application (NDA) for CONTEPO to the U.S. Food and Drug Administration (FDA) on December 20, 2019. CONTEPO or fosfomycin for injection is a novel, potentially first-in-class intravenous antibiotic in the U.S. for the treatment of complicated urinary tract infections. Nabriva received FDA acknowledgement of the NDA resubmission on January 8, 2020 with a Prescription Drug User Fee Act (PDUFA) action date set for June 19, 2020.

•	On December 20, 2019, Nabriva Therapeutics announced it had entered into a definitive agreement with certain institutional investors for the purchase and sale in a registered direct offering of (i) an aggregate of 13,793,106 ordinary shares and (ii) warrants to purchase up to an aggregate of 13,793,106 ordinary shares. Each ordinary share and accompanying warrant were sold together at a combined purchase price of $1.45. The warrants have an exercise price of $1.90 per share, are initially exercisable six months following issuance (the “Initial Exercise Date”) and will expire on the 3-year anniversary of the Initial Exercise Date. The gross proceeds from the offering, before deducting the placement agent’s fees and other estimated offering expenses, were $20.1 million.

•	The recent coronavirus outbreak is the most recent example of the impact infectious diseases have on public health. Similar to influenza virus infection, patients infected with the coronavirus are at increased risk for secondary bacterial pneumonia. Based on the information available from China, up to 15% of COVID-19 infected patients have also developed secondary bacterial pneumonia. Given high mortality in the setting of concomitant viral and bacterial infection, timely and appropriate empiric antibacterial therapy should be considered and promptly administered to patients with suspected or documented bacterial superinfection in the setting of COVID-19, particularly in patients with risk factors for increased mortality such as older age, diabetes, and immunosuppressive conditions. Nabriva is working closely with the Biotechnology Innovation Organization (BIO), a biotechnology trade association, in organizing an industry response. Nabriva is also monitoring efforts by the U.S. Biomedical Advanced Research and Development Authority (BARDA) in its preparation for the potential need for widespread CABP treatment and has proactively submitted a brief via https://www.medicalcountermeasures.gov/ to make XENLETA available as a potential treatment option in patients infected with the coronavirus with suspected or documented secondary bacterial pneumonia. In addition, Nabriva is supporting Sinovant – its development and commercialization partner in greater China for lefamulin – who is working closely with the National Medical Products Administration in China to be prepared to offer lefamulin, should it be needed for the treatment of suspected or documented secondary bacterial pneumonia.

•	On March 11, 2020, Nabriva entered into an amendment (the Amendment) to its Loan and Security Agreement (Loan Agreement) with Hercules Capital, Inc. (Hercules). Pursuant to the Amendment, Nabriva agreed to repay to Hercules between April 1, 2020 and April 3, 2020, $30.0 million of the $35.0 million in aggregate principal amount of debt outstanding under the Loan Agreement (the Prepayment). Under the Amendment, Nabriva and Hercules agreed to defer the end of term loan charge payment in the amount of approximately $2.3 million that would have otherwise become payable on the date of the Prepayment and to reduce the charge with respect to the Prepayment from $600,000 to $300,000 and to defer its payment until June 1, 2023 or such earlier date on which all loans under the Loan Agreement are repaid or become due and payable. The Amendment also reset the revenue performance covenant to 70% of targeted revenue based on a revised net product revenue forecast and lowered Nabriva’s minimum liquidity requirement to $3.0 million in cash and cash equivalents (previously $40 million), in each case, following the Prepayment. The new minimum liquidity requirement will not apply if CONTEPO receives regulatory approval from the U.S. Food and Drug Administration and Nabriva achieves at least 70% of its revised net product revenue targets under the Loan Agreement. Following the Prepayment, the Company may request to borrow an additional $5.0 million subject to Hercules’ sole discretion.

Financial results

Three Months Ended December 31, 2019 and 2018

•	For the three months ended December 31, 2019, Nabriva Therapeutics recorded revenues of $0.3 million, a $0.5 million decrease compared to the three months ended December 31, 2018. The decrease was primarily a result of a $0.7 million reduction in research premium and grant revenue, partly offset by $0.2 million of collaboration revenue and $0.1 million of net product revenues for the three months ended December 31, 2019. Nabriva reported a net loss of $23.0 million, or $0.29 per share, for the three months ended December 31, 2019, compared to a net loss of $30.8 million, or $0.46 per share, for the three months ended December 31, 2018.

•	Research and development expenses decreased by $16.3 million from $21.5 million for the three months ended December 31, 2018 to $5.2 million for the three months ended December 31, 2019. The decrease was primarily due to a $6.5 million payment of new drug application fees to the FDA in the fourth quarter of 2018, $4.9 million reduction in research study costs, $2.2 million reduction in research consulting fees, $1.7 million reduction in staff costs and $1.1 million reduction in stock-based compensation costs.

•	Selling, general and administrative expenses increased by $6.9 million from $10.2 million for the three months ended December 31, 2018 to $17.1 million for the three months ended December 31, 2019. The increase was primarily due to costs associated with the launch of XENLETA in 2019, $3.6 million higher personnel costs due to an increase in the number of employees in our sales force to support the launch of XENLETA, $1.9 million higher advisory and consulting costs and $1.2 million higher costs associated with stock-based compensation.

As previously disclosed, Nabriva’s initial sales of XENLETA in the third quarter of 2019 exceeded its expectations for product availability at its distributors. Nabriva’s distribution partners continue to primarily utilize their existing inventory to satisfy product demand which in turn impacted sales in the fourth quarter of 2019 and is expected to similarly impact sales during the first quarter of 2020.

Year Ended December 31, 2019 and 2018

•	For the year ended December 31, 2019, Nabriva Therapeutics recorded revenues of $9.5 million, a $0.2 million decrease compared to the year ended December 31, 2018. The decrease was primarily a result of a $1.4 million reduction in research premiums and grant revenue and $0.3 million reduction in collaboration revenue, partly offset by $1.5 million of net product revenues for the year ended December 31, 2019. Nabriva reported a net loss of $82.8 million, or $1.12 per share, for the year ended December 31, 2019 compared to a net loss of $114.8 million, or $2.26 per share, for the year ended December 31, 2018.

•	Research and development expenses decreased by $55.9 million from $82.3 million for the year ended December 31, 2018 to $26.4 million for the year ended December 31, 2019. The decrease was primarily due to a $32.0 million in-process research and development charge associated with the acquisition of Zavante in 2018, $10.6 million reduction in research materials and purchased services for development of XENLETA due to wind down of activities, $8.1 million reduction due to payment of the new drug application fees to the FDA in 2018, inclusive of a $2.6 million NDA filing refund for CONTEPO, $4.6 million reduction in research consulting fees and $1.2 million reduction in staff costs, partly offset by $0.7 million increase in stock-based compensation costs for the year ended December 31, 2019.

•	Selling, general and administrative expense increased by $20.7 million from $41.7 million for the year ended December 31, 2018 to $62.5 million for the year ended December 31, 2019. The increase was due to $8.6 million increase in staff costs mainly for our commercial sales force supporting XENLETA’s product launch in 2019, $5.9 million increase in advisory and external consultancy expenses related to pre-commercialization activities and professional service fees, $3.9 million increase in stock-based compensation costs and $2.4 million increase in other corporate costs for the year ended December 31, 2019.

•	As of December 31, 2019, Nabriva Therapeutics had $86.0 million in cash and cash equivalents, compared to $102.0 million as of December 31, 2018.

•	Based on its current operating plans, immediately following the Prepayment, the Company expects that its existing cash resources and anticipated net product sales revenues, will be sufficient to enable Nabriva to fund its operating expenses, debt service obligations and capital expenditure requirements into the third quarter of 2020. This estimate assumes that Nabriva’s NDA for CONTEPO is approved on the PDUFA action date and that it remains in compliance with the covenants under its Loan Agreement.

Please refer to the Annual Report on Form 10-K of Nabriva Therapeutics for the fiscal year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (866) 811-8671 for domestic participants and (409) 981-0874 for international participants, with Conference ID #6344659. A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA™ (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. For more information, please visit www.nabriva.com.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting.

INDICATION AND IMPORTANT SAFETY INFORMATION

INDICATION

XENLETA is a pleuromutilin antibacterial indicated for the treatment of adults with community-acquired bacterial pneumonia (CABP) caused by the following susceptible microorganisms: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

USAGE

To reduce the development of drug-resistant bacteria and maintain the effectiveness of XENLETA and other antibacterial drugs, XENLETA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

IMPORTANT SAFETY INFORMATION

CONTRAINDICATIONS

XENLETA is contraindicated in patients with known hypersensitivity to XENLETA or pleuromutilins.

XENLETA tablets are contraindicated for use with CYP3A4 substrates that prolong the QT interval.

WARNINGS AND PRECAUTIONS

XENLETA has the potential to prolong the QT interval. Avoid XENLETA in patients with known QT prolongation, ventricular arrhythmias, and patients receiving drugs that may prolong the QT interval. Based on animal studies, XENLETA may cause fetal harm. Advise females of reproductive potential of the potential risk to the fetus and to use effective contraception.

Clostridium difficile-associated diarrhea (CDAD) has been reported with nearly all systemic antibacterial agents, including XENLETA, with severity ranging from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

ADVERSE REACTIONS

The most common adverse reactions (≥2%) for (a) XENLETA Injection are administration site reactions, hepatic enzyme elevation, nausea, hypokalemia, insomnia, and headache and (b) XENLETA Tablets are diarrhea, nausea, vomiting, and hepatic enzyme elevation.

USE IN SPECIFIC POPULATIONS

In patients with severe hepatic impairment, reduce the dosage of XENLETA Injection to 150 mg infused over 60 minutes every 24 hours. XENLETA Tablets are not recommended in patients with moderate or severe hepatic impairment due to insufficient information to provide dosing recommendations.

Avoid XENLETA Injection and Tablets with concomitant strong or moderate CYP3A or P-gp inducers. Monitor for reduced efficacy of XENLETA.

Avoid XENLETA Tablets with strong CYP3A or P-gp inhibitors.

Monitor for adverse reactions of sensitive CYP3A substrates administered with XENLETA Tablets.

XENLETA has not been studied in pregnant women. Verify pregnancy status in females prior to initiating XENLETA and advise females to use contraception during treatment and for 2 days after the final dose. Lactating women should pump and discard milk for the duration of treatment with XENLETA and for 2 days after the final dose.

To report SUSPECTED ADVERSE REACTIONS, or administration during pregnancy, contact Nabriva Therapeutics US, Inc. at 1-855-5NABRIVA or FDA at 1-800-FDA-1088 or https://www.fda.gov/safety/medwatch.

Please see Full Prescribing Information for XENLETA.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully launch and commercialize XENLETA for the treatment of CABP, including the availability of and ease of access to XENLETA through major U.S. specialty distributors, marketing exclusivity and patent protection for XENLETA, the development of CONTEPO for cUTI, the clinical utility of XENLETA for CABP and of CONTEPO for cUTI, plans for and timing of the review of regulatory filings for CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP and CONTEPO for cUTI, the development of XENLETA and CONTEPO for additional indications, the development of additional formulations of XENLETA and CONTEPO, plans for making lefamulin available in China, plans to pursue research and development of other product candidates, expectations regarding the ability of customers to satisfy demand for XENLETA with their existing inventory, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully implement its commercialization plans for XENLETA and whether market demand for XENLETA is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors

Gary Sender

Nabriva Therapeutics plc

ir@nabriva.com

For Media

Mike Beyer

Sam Brown Inc.

mikebeyer@sambrown.com

312-961-2502

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)	As of December 31, 2018	As of December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$102,003	$86,019
Restricted cash	—	392
Short-term investments	225	175
Accounts receivable, net and other receivables	3,871	2,744
Contract asset	1,500	—
Inventory	—	682
Prepaid expenses	1,154	1,158
Total current assets	108,753	91,170
Property, plant and equipment, net	1,139	2,474
Intangible assets, net	98	91
Long-term receivables	428	378
Total assets	$110,418	$94,113

Liabilities and equity
Current liabilities:
Accounts payable	$3,304	$4,673
Accrued expense and other current liabilities	14,502	11,966
Total current liabilities	17,806	16,639
Non-current liabilities
Long-term debt	23,718	34,502
Other non-current liabilities	264	1,698
Total non-current liabilities	23,982	36,200
Total liabilities	41,788	52,839
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 1,000,000,000 ordinary shares authorized at December 31, 2019; 67,019,094 and 94,545,116 issued and outstanding at December 31, 2018 and December 31, 2019, respectively	670	945
Preferred shares, par value $0.01, 100,000,000 shares authorized at December 31, 2019; None issued and outstanding	—	—
Additional paid in capital	461,911	517,044
Accumulated other comprehensive income	27	27
Accumulated deficit	(393,978)	(476,742))
Total stockholders’ equity	68,630	41,274
Total liabilities and stockholders’ equity	$110,418	$94,113

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2018	2019	2018	2019
Revenues:
Product revenue, net	$—	$93	$—	$1,538
Collaboration revenue	—	159	6,500	6,210
Research premium and grant revenue	797	81	3,156	1,733
Total revenue	797	333	9,656	9,481
Operating expenses:
Cost of product sales	—	(55)	—	(70)
Research and development expenses	(21,488)	(5,202)	(82,288)	(26,415)
Selling, general and administrative expenses	(10,188)	(17,146)	(41,743)	(62,485)
Total operating expenses (1)	(31,676)	(22,403)	(124,031)	(88,970)
Loss from operations	(30,879)	(22,070)	(114,375)	(79,489)
Other income (expense):
Other income (expense), net	(100)	99	(272)	215
Interest income	10	79	49	255
Interest expense	(114)	(1,132)	(133)	(3,644)
Loss before income taxes	(31,083)	(23,024)	(114,731)	(82,663)
Income tax benefit (expense)	258	(21)	(49)	(101)
Net loss	$(30,825)	$(23,045)	$(114,780)	$(82,764)

Loss per share
Basic and Diluted ($ per share)	$(0.46)	$(0.29)	$(2.26)	$(1.12)

Weighted average number of shares:
Basic and Diluted	66,995,218	80,271,001	50,795,768	74,199,482

(1)	Total operating expenses include non-cash stock-based compensation expense of $1.9 million and $9.7 million for the three and twelve month periods ended December 31, 2019 compared to $1.7 million and $5.2 million for the corresponding periods in the prior year.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended December 31,
(in thousands)	2018	2019
Net cash provided by (used in):
Operating activities	$(72,723)	$(71,892)
Investing activities	(4,604)	331
Financing activities	92,923	56,075
Effects of foreign currency translation on cash and cash equivalents	(362)	(106)
Net increase/(decrease) in cash, cash equivalents and restricted cash	15,234	(15,592)
Cash, cash equivalents and restricted cash at beginning of year	86,769	102,003
Cash, cash equivalents and restricted cash at end of year	$102,003	$86,411